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                                                                     Exhibit 99a




News Release

Contact: Investor Relations                 301 Perimeter Center North
         Monika Brown                       Atlanta, GA 30346
         (770) 668-5926
         Beth Dalton
         (770) 393-6587


              HBOC Signs Definitive Agreement to Acquire US Servis

         ATLANTA, July 20, 1998 - HBO & Company (Nasdaq:HBOC) today announced it has signed a definitive agreement to acquire US Servis (Nasdaq:USRV), a leading professional management company providing outsourcing services for physician delivery systems and hospital business offices. The acquisition, which is subject to regulatory and US Servis shareholder approval, will be accounted for as a pooling of interests and is anticipated to close during the third quarter of 1998. Terms of the transaction call for a $50 million acquisition price with US Servis shareholders receiving a fraction of a share of HBOC common stock for each share of US Servis common stock to be determined on the basis of HBOC average trading prices shortly before the closing of the transaction.

         US Servis, based in Somerset, N.J., had $27.6 million in revenue for the fiscal year ended March 31, 1998, and has 394 employees.

         "US Servis will be a valuable addition to HBOC's already successful outsourcing services business," said Charles W. McCall, HBOC chairman, president and chief executive officer. "In addition to its over 90 percent recurring revenue base, US Servis brings a seasoned senior management team with extensive experience in outsourcing and a strong physician and hospital reference base. This acquisition will also accelerate HBOC's entry into revenue cycle outsourcing, which shows great potential for market growth."

         According to Graham O. King, chairman and chief executive officer for US Servis, joining forces with HBOC will present a significant opportunity for growth through cross-selling and the ability to leverage management expertise across both organizations. "HBOC and US Servis share long histories in the outsourcing services business along with a commitment to service excellence," said King. "Together, we can help healthcare organizations address the challenge of re-engineering processes to achieve organizational efficiencies, improve their financial performance and better compete under managed care."

         US Servis focuses on accounts receivable management/business office outsourcing for large physician groups such as MSOs, faculty practice plans and hospitals. The company's portfolio of outsourcing solutions includes reimbursement management, financial management and technology management.

         HBOC delivers enterprisewide patient care, clinical, financial and strategic management software solutions, as well as networking technologies, electronic data interchange, outsourcing and other services to healthcare organizations throughout the world. For more information on HBOC, visit the company's Web site at www.hboc.com.

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